Exhibit 8.2
May 6, 2009
thinkorswim Group Inc.
45 Rockefeller Plaza, Suite 2012
New York, NY 10111
Ladies and Gentlemen:
          We have acted as special counsel to thinkorswim Group Inc., a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) between the Company and Tango Acquisition Corporation One, a Delaware corporation and direct wholly-owned subsidiary of TD Ameritrade Holding Corporation, a Delaware corporation (“Parent”) (“Merger Sub One”), and Tango Acquisition Corporation Two, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub Two” and together with Merger Sub One, the “Merger Subs”) pursuant to the Agreement and Plan of Merger, dated as of January 8, 2009 (the “Agreement”), by and among the Company, Parent and the Merger Subs. At your request, and in connection with the Registration Statement on Form S-4 of the Parent filed with the Securities and Exchange Commission in connection with the Merger (as amended through the date hereof, the “Registration Statement”), we are rendering our opinion concerning the material federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.
          For purposes of the opinion set forth below, we have relied, with the consent of the Company, the consent of the Parent and the consent of the Merger Subs upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in certain letters to us from the officers of the Company and the Parent dated the date hereof (which letters will have to be redelivered and executed immediately prior to the Effective Time of the Merger), and have assumed that such factual statements and representations are true, correct and complete as of the date hereof and will continue to be accurate and complete as of the appropriate effective time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement contained therein, each as amended or supplemented through the date hereof.
          We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party) and (ii) the Merger will be reported by the Company, the Parent and the Merger Subs on their respective federal income tax returns in a manner consistent with the opinion set forth below.
          Based upon and subject to the foregoing, it is our opinion, under currently applicable U.S. federal income tax law, that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and (ii) the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger,” insofar as such discussion purports to constitute a summary of U.S. federal income tax laws and regulations or legal conclusions with respect thereto, is accurate in all material respects.
          We express no opinion on any issue relating to the tax consequences of the Merger other than those set forth above. Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ James A. Duncan
James A. Duncan, a Partner